Exhibit 23.1

Consent of Independent Registers Public Accounting Firm

The Board of Directors

ExamWorks Group, Inc.

We consent to the use of our reports with respect to the consolidated financial statements, the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states the Cheselden, G&L Intermediate Holdings, Assess Medical Group Pty Ltd, Ability Services Network and Expert Medical Opinions acquisitions completed in 2014 were excluded from management’s assessment. The total assets and revenues of these entities represented approximately 19.6% and 6.7%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2014.

(signed) KPMG LLP

Atlanta, Georgia

April 7, 2015